                                                                 EXHIBIT 3.(i).6
[NEVADA STATE SEAL]  DEAN HELLER
                     Secretary of State                         FILED #C3312-97
                     101 North Carson Street, Suite 3             MAY 5, 2000
                     Carson City, Nevada 89701-4786            IN THE OFFICE OF
                     (775) 684-5708                           /s/ Dean Heller
                                                                  DEAN HELLER
                                                              SECRETARY OF STATE

                                 CERTIFICATE OF
                                   AMENDMENT
                          (PURSUANT TO NRS 78.385 AND
                                     78.390)

IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM.
--------------------------------------------------------------------------------

             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
         (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
                              -REMIT IN DUPLICATE-

1.   Name of corporation:     IPVOICE.COM. INC., a Nevada corporation

2. The articles have been amended as follows (provide article numbers, if available):

Attached hereto as Exhibit A is the text of a resolution of the Board of Directors of the Corporation determining the preferences, limitation and relative rights of Series W Preferred Stock, which was duly adopted by the Board of Directors of the Corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of
incorporation herein voted in favor of the amendments is:   N/A.*

4.   Signatures (Required):

/s/ Barbara S. Will                              /s/ [illegible]
---------------------------,                     ----------------------------
President or Vice President      and             Secretary or Asst. Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

                CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS
                        AND PREFERENCES OF THE SERIES B
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                                IPVOICE.COM, INC.


It is certified that:

A. The name of the corporation is IPVoice.Com, Inc., a Nevada corporation (hereinafter the "Company").

B. The certificate of incorporation of the Company, as amended, authorizes the issuance of Ten Million (10,000,000) shares of Preferred Stock, $.001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted the following resolutions creating a class of Series B Preferred Stock:

         RESOLVED, that a portion of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated as a separate series possessing the rights and preferences set forth below:

         1. Designation and Amount. The shares of such series shall have a par value of $.001 per share and shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be up to 7,500. The Series B Preferred Stock shall be offered for sale at a purchase price of $1,000 per share (the "Purchase Price").

         2. Dividends. The holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate of seven and one half percent of the Purchase Price. Such dividends shall be deemed to accrue on the Series B Preferred Stock and be cumulative, whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. All dividends declared upon the Series B Preferred Stock shall be declared pro rata per share. If there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid or declared and set apart with respect to any other class of the Company's capital stock, now or hereafter outstanding. All accrued cash dividends shall be immediately due and payable on the date such shares of Series B Preferred Stock are converted into shares of Common Stock, par value $.001 per share ("Common Stock") in accordance with Section 5 hereof, or are redeemed in accordance with
Section 6 hereof. Dividends may be paid in cash or additional shares of Common Stock of the Company, as may be determined, from time to time, in the sole discretion of the Board of Directors. The Company shall not be required to pay any dividends on the outstanding shares of the Series B


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Preferred Stock prior to the Conversion Date and/or Redemption Date (as defined below) for such shares.

                  For purposes of this Certificate, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of Common Stock or other equity securities of the Company (other than redemptions set forth in Section 6 below or repurchases of Common Stock or other equity securities held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase) for cash or property payable other than in shares of Common Stock or other equity securities of the Company.

         3.       Liquidation, Dissolution or Winding Up

                  (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to Common Stock or any other series of capital stock, holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, such amount equal to the Purchase Price plus all accrued cash dividends (collectively, the "Liquidation Amount").

                  (b) If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or which respect to said shares were paid in full.

                  (c) In the event the holders cannot be located by the Company, funds necessary for such payment shall be set aside by the Company in trust for the account of holders of the Series B Preferred Stock so as to be available for such payments. After payment of the Liquidation Amount shall have been made in full (including funds held in trust pursuant to the preceding sentence), to the holders of the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.

                  (d) The holders of Series B Preferred Stock shall have no priority or preference with respect to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Company and such persons.

         4. Voting Rights. Except as otherwise required by law, and except as set forth in Section 8 of this Certificate, the holders of Series B Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

         5. Conversion Rights for the Series B Preferred Stock; Optional Purchase of Additional Shares of Common Stock. The holders of Series B Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

                  (a) Right to Convert. No shares of Series B Preferred Stock may be converted prior to the date (the "First Conversion Date") which is the earlier of (i) the effective date of the registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and (ii) the one hundred eightieth day after the closing date (the "Closing Date") of the issuance of the Series B Preferred Stock.

                  (b) Conversion Rate. Each share of Series B Preferred Stock may be converted into the number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula ("Conversion Rate"):

         The number of shares issuable upon conversion of one share of Series B Preferred Stock shall be determined by dividing the Purchase Price by the Conversion Price, where:

                           (i) The Purchase Price is defined in Section 1
hereof; provided that, for purposes of this Section 5(b), in the event that the Company elects to pay the dividends in additional shares of Common Stock which have been registered under the Securities Act of 1933, as amended, the dividend amount per share will be added to the Purchase Price for each such share of Series B Preferred Stock;

                           (ii) the Conversion Price equals the lesser of (x)
one hundred ten percent (110%) of the lowest of the Closing Bid Prices (defined below) for the Common Stock for the five (5) trading days prior to the date of issuance of the Series B Preferred Stock being converted (the "Maximum Price"), or (y) seventy five percent (75%) (the "Conversion Percentage") of the average of the three (3) lowest Closing Bid Prices for the Common Stock for the thirty
(30) consecutive trading days immediately preceding the Conversion Date (as herein defined), as reported on the National Association of Securities Dealers OTC Bulletin Board Market (or on such other national securities exchange or market as the Common Stock may trade at such time); notwithstanding anything in this paragraph to the contrary, if the registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock has not been declared effective within 180 days (the "Due Date") after the date of issuance of the Series B Preferred Stock, then the Conversion Percentage shall decrease by two percent (2%) for each month (that is, each thirty (30) day period beginning on the 30th day after the Due Date) or partial month in which the said registration statement has not been declared, or does not remain, effective; if such registration statement has not been declared and does not remain effective on the date which is one (1) year after the date of issuance of the Series B Preferred Stock, then the Conversion Percentage shall be fifty percent (50%);


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                           (iii) for purposes hereof, the term "Closing Bid
Price" shall mean for any security as of any date, the last closing bid price for such security on the OTC: Bulletin Board Market as reported by Bloomberg, L.P., or, if the OTC: Bulletin Board Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, L.P., or, if no last closing bid or trade price is reported for such security by Bloomberg, L.P., the closing bid price shall be determined by reference to the closing bid price as reported on the principal trading market, and if not so reported shall be determined from the average of the bid prices of any market makers for such security as reported in the "pink sheets" published by the National Quotation Bureau, Inc. If the closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the closing bid price of such security on such date shall be the fair market value as mutually agreed by the Company and the holders of two-thirds of the outstanding shares of Series B Preferred Stock.

                  (c) Forced Conversion. In the event the holders of the Series B Preferred Stock have not exercised the Conversion Rights set forth herein within two years after the date of issuance of the Series B Preferred Stock (the "Final Date"), the Series B Preferred Stock shall automatically be converted as if the holders had exercised their Conversion Rights on the Final Date. In addition, in the event the Company closes on a public offering of its shares of Common Stock at a price per share equal to or greater than two times the Maximum Price, then at the election of the Company given by written notice, each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock on the date ("Offering Conversion Date") which is seven business days prior to the scheduled closing date of such public offering at the applicable Conversion Rate above and the Offering Conversion Date shall be deemed the Conversion Date with respect to such shares.

                  (d) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, stock split, stock dividend, or similar event, then and in each such event, the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series B Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

                  (e) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 5(d) above), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties, stock and/or assets to any other person or entity (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  (f) Certificate as to Adjustments; Notice by Company. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred Stock, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series B Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

                  (g) Exercise of Conversion Rights. Holders of Series B Preferred Stock may exercise their right to convert the Series B Preferred Stock by telecopying an executed and completed notice to the Company and delivering the original notice in the form annexed hereto as Exhibit A ("Notice of Conversion") and the certificate representing the Series B Preferred Stock (once fully converted, unless specifically requested otherwise by the Company) by express courier. Each business date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date." Such holders of Series B Preferred Stock which have sent a Notice of Conversion to the Company shall, if requested by the Company, deliver the originally executed Series B Preferred Stock certificates to the Company within three business days from the Conversion Date. The Company will transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series B Preferred Stock (together with the certificates representing the Series B Preferred Stock not so converted, if the prior certificate was delivered to the Company) to the holder thereof via express courier, by electronic transfer or otherwise, within three business days after the Company has received the facsimile Notice of Conversion. In addition to any other remedies which may be available to the holders of shares of Series B Preferred Stock, except as otherwise stated in the Purchase Agreement, in the event that the Company fails to deliver, or has failed to contact its transfer agent within two business days to deliver, such shares of Common Stock within such three business day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series B Preferred Stock certificates representing the portion of the Series B Preferred Stock converted shall be delivered as follows:


:                 IPVoice.Com, Inc.
                                    5050 North 19th Avenue

                                    Suite 416
                                    Phoenix, Arizona 85015
                                    Telephone: 602.335.1231
                                    Facsimile: 602.335.1577
                                    Attention: Ms. Barbara Will, President



                  (h) Optional Purchase of Additional Common Stock. On any Conversion Date relating to a conversion of Series B Preferred Stock by a holder, the converting holder shall have the option (the "Option") to purchase one (1) additional share of Common Stock for each share of Common Stock issuable as a result of such conversion at an exercise price per share equal to the applicable Conversion Price (such additional shares of Common Stock referred to herein as "Option Shares"). The holder shall (i) indicate on the Notice of Conversion in respect of such Conversion Date that it is exercising its Option with respect to such conversion and shall specify the number of shares of Common Stock with respect to which the Option is being so exercised, and (ii) shall pay to the Company in immediately available funds within two (2) business days after such Conversion Date, the aggregate purchase price for the Option Shares then being purchased. Without limitation, the provisions of this Section 5 above shall apply to any exercise by the holder of its Option.

                  (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series B Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series B Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series B Preferred Stock if the holder contemporaneously requests the Company to convert such Series B Preferred Stock into Common Stock.

                  (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. In lieu of any fractional share to which the holder would be entitled for this paragraph, the number of shares of Common Stock to be received shall be rounded to the nearest whole share.

                  (k) Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates are converted, the Company may require the holder to surrender the said certificate(s) to the Company within three (3) business days after such a conversion; if so, the Company shall execute and deliver to or to the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

                  (l) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock (including also exercise of the Option), such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series B Preferred Stock, including also full exercise of the Option, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series B Preferred Stock, including also full exercise of the Option, the Company shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         6.       Redemption.

                  (a) The Company may redeem any or all of the outstanding shares of the Series B Preferred Stock on any date (the "Redemption Date") set by the Board of Directors of the Company for such redemption at any time at the Redemption Price, as that term is defined below, for each share of Series B Preferred Stock, to be paid in cash on the Redemption Date, provided, that (except as hereinafter provided) the Company shall not send a Redemption Notice, as that term is defined below, to any of the holders of Series B Preferred Stock, unless it has good and clear funds, for payment of the Redemption Price for the shares of Series B Preferred Stock it intends to redeem, in a bank account controlled by the Company, and provided further, however, that in the event the redemption is to be made simultaneously with the closing of a public offering of the Company, then the Company may send a Redemption Notice even if it does not have such good and clear funds, but not earlier than on the day prior to the date the public offering is priced.

                  (b) The Redemption Price shall be an amount equal to 127.5% of the Purchase Price, plus an amount equal to all accrued but unpaid dividends, whether or not declared, to but excluding the Redemption Date;

                  (c) The Redemption Price shall be payable in cash. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the redemption shall be pro rata among the holders of the Series B Preferred Stock based upon the number of shares held by such holders and subject to such other provisions as may be determined by the Board of Directors of the Company.

                  (d) Except as otherwise provided in Section 6(a), not less than five days prior to the Redemption Date, the Company shall send, by facsimile transmission and by first class mail, postage prepaid, a notice (the "Redemption Notice") to each holder of Series B Preferred Stock, which notice shall contain all instructions and materials necessary to enable such holders to tender Series B Preferred Stock pursuant to the redemption. Such notice shall
(i) state that a redemption is being effected, (ii) specify the Redemption Date,
(iii) state that holders will be required to surrender the certificate or certificates representing such shares, properly endorsed, in the manner and at the place specified in the notice prior to the close of business on the business day prior to the Redemption Date, (iv) state that holders may convert all or any portion their shares of Series B Preferred Stock into shares of Common Stock, provided that the Company receives the Notice of Conversion within twenty-four hours from the time the Redemption Notice was received by such holder and that all other shares shall be deemed to have been redeemed by the Company on the Redemption Date at the Redemption Price plus all accrued but unpaid cash dividends whether or not declared. The Company may not redeem any portion of the Series B Preferred Stock that has been converted on or prior to the date of the Redemption Notice. In the event the Company fails to deliver the Redemption Price plus accrued and unpaid cash dividends on or before (i) one day after the

Redemption Date or (ii) in the event the redemption is made simultaneously with the closing of a public offering of the Company, six days after the closing date of such public offering, the Redemption Notice shall be null and void and the Company will relinquish its redemption rights provided by this section.

                  (e) On the Redemption Date, unless the Company defaults in the payment for the shares of Series B Preferred Stock tendered pursuant to the redemption, dividends will cease to accrue with respect to the shares of Series B Preferred Stock tendered. All rights of holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Redemption Date.
                  (f) The Company may, at its option, at any time after the mailing of the Redemption Notice pursuant to Section 6 (d) above, deposit the aggregate amount payable upon redemption of the Series B Preferred Stock with a bank or trust company (the "Depositary") having its principal office in New York, New York, and having a combined capital and surplus (as shown by its then most recently published financial statement) of at least $200,000,000, designated by the Board of Directors of the Company, to be held in trust by the Depositary for payment to the holders of the shares to be redeemed. Upon such deposit, the Company shall be released and discharged from any obligation to pay the Redemption Price of the shares to be redeemed, and the holders of the shares instead shall have the right to receive from the Depositary only, and not from the Company, the amount payable upon redemption of the shares on surrender to the Depositary of the certificates representing the shares. Any money so deposited with the Depositary that is not claimed after one year from the Redemption Date shall be repaid to the Company by the Depositary on demand, and the holder of any of the shares shall thereafter look only to the Company for any payment to which the holder may be entitled. Any interest which accrues on money deposited with the Depositary shall belong to the Company and shall be paid to the Company from time to time by the Depositary.



         7. No Reissuance of Series B Preferred Stock. Any share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable or re-sellable by the Company as Series B Preferred Stock.

         8.       Restrictions and Limitations

                  (a) Amendments to Charter. The Company shall not amend its certificate of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock if such amendment would:

                           (i) change the relative seniority rights of the
holders of Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series B Preferred Stock;

                           (ii) reduce the amount payable to the holders of
Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Series B Preferred Stock;

                           (iii) cancel or modify the conversion rights of the
holders of Series B Preferred Stock provided for in Section 5 herein; or

                           (iv) cancel or modify the rights of the holders of
the Series B Preferred Stock provided for in this Section 8.

         9. Notices of Record Date. In the event of:

                  (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten days prior to the date specified in such notice on which such action is to be taken.

         10. Certificate of Incorporation. The statements contained in the foregoing, creating and designating the said Series B issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations and restrictions shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the relevant provisions of the General Corporation Law of the State of Nevada.

         11. Limitation on Number of Conversion Shares. (a) Notwithstanding any other provision herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Series B Preferred Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Series B Preferred Stock (the "Exchange Cap") without breaching the Company's obligations under the rules and regulations of The Nasdaq Stock Market, Inc., except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by applicable rules of The Nasdaq Stock Market, Inc., for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the shares of Series B Preferred Stock then outstanding; provided, however, that notwithstanding anything herein to the contrary, the Company will issue such number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock at the then current Conversion Price up to the Exchange Cap. Until such approval or written opinion is obtained, no holder of Series B Preferred Stock pursuant to the Securities Purchase Agreement ("Purchase Agreement") shall be issued, upon conversion of Series B Preferred Stock, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of shares of Series B Preferred Stock issued to such holder pursuant to the Purchase Agreement and the denominator of which is the aggregate amount of all the shares of Series B Preferred Stock issued to all holders pursuant to the Purchase Agreement (the "Cap Allocation Amount"). In the event that any holder of Series B Preferred Stock shall convert all of such holder's shares of Series B Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Series B Preferred Stock on a pro rata basis in proportion to the number of shares of Series Preferred Stock then held by each such holder. The provisions of this paragraph will apply only in the event the Company becomes listed for trading on the NASDAQ stock market (either Small Cap or National Market).

                  (b) Conversion Restrictions. Notwithstanding anything to the contrary set forth herein or in the Certificate of Designations, in no event shall any holder of the Series B Preferred Stock be entitled to convert Series B Preferred Stock (or exercise the Option to receive Option Shares) in excess of such portion of the principal of the Series B Preferred Stock that, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such converting holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination of such proviso is being made. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The limitations imposed by this Section on conversion of Series B Preferred Stock shall no longer apply, and the holder of the Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock, irrespective of the resulting beneficial ownership of the Company's Common Stock, should any of the following events occur: (I) The Company shall either: (i) become insolvent; (ii) admit in writing its inability to pay its debts generally or as they become due; (iii) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (iv) apply for, or consent to the appointment of, a trustee, liquidator, or receiver for its or for a substantial part of its property or business; or (II) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without the Company's consent and such appointment is not discharged within sixty (60) days after such appointment; or (III) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or (IV) Any money judgment, writ or Note of attachment, or similar process in excess of Five Hundred Thousand United States Dollars (US$500,000.00) in the aggregate shall be entered or filed against the Company or any of its properties or assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or (V) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in, any such proceeding.

         12.      Ranking.

                  The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to any of the (i) Common Stock and rank senior to or on parity with any preferred stock issued after the date hereof and any other class or series of stock of the Company.

Signed and attested to on May __, 2000.


                                        IPVOICE.COM, INC.

                                        By:  /s/ Barbara Will
                                           ___________________________________
                                              Ms. Barbara Will, President

Attest:
/s/ Russell Watson
_____________________________
______Secretary

                                                                       EXHIBIT A


                              NOTICE OF CONVERSION

                (To be Executed by the Registered Holder in order
                    to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert ___ shares of Series B Preferred Stock, Certificate No. ___ (the "Preferred Stock") into shares of Common Stock of IPVoice.Com, Inc. (the "Company"), according to the conditions hereof, as of the date written below.

The undersigned hereby irrevocably elects to purchase ____ Option Shares, at an exercise price per share equal to the Conversion Price, or $_______ per share. The undersigned shall pay the purchase price for such Option Shares to the Company within two (2) business days after the date of delivery of this Notice of Conversion.

The undersigned represents and warrants that

         (i) All offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series B Preferred Stock (and exercise of the Option as stated above) shall be made in compliance with Regulation D, pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to registration of the Common Stock under the Act, subject to any restrictions on sale or transfer set forth in the purchase agreement between the Company and the original holder of the Certificate submitted herewith for conversion.

         (ii) Upon conversion (and exercise of the Option, if applicable) pursuant to this Notice of Conversion, the undersigned will not own of record (within the meaning of the Securities Exchange Act of 1934, as amended) 4.99% or more of the then issued and outstanding shares of the Company.


         _______________________________             ___________________________
         Date of Conversion                          Applicable Conversion Price

         ________________________________            ___________________________
         Number of shares of Common Stock            $ Amount of Conversion
         issuable upon Conversion

         Legal Name of Converting Holder: ______________________________________


         _______________________________________________________________________
         Signature/Title of Authorized Representative of
         Converting Holder

Address for Delivery of Shares:  ________________________________
                                 ________________________________
                                 ________________________________